                            DISTRIBUTORSHIP AGREEMENT

         This Agreement is made as of the 14th day of January, 2002, by and between Prepaid Plus LLC ("Supplier"), a limited liability company organized and existing under the laws of New York, with its principal place of business at 100
Shames Drive, Westbury, New York 11590, and Cellcom Tech, Inc. ("Distributor") a
corporation organized and existing under the laws of New York, with its principal place of business at 478 Coney Island Avenue, Brooklyn, New York
11218;

                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

         Section 1.01. Products means Prepaid Plus Coupons for $30 (110 anytime minutes) and $50 (260 anytime minutes), including cellular/telephone and pin numbers, Prepaid Plus Activation Cards, and Supplier's Prepaid Cellular Service
and other necessary equipment, information, etc. to utilize Supplier's cellular service network/system. Activation Cards are to be used solely in connection with the first-time activation of services, and not for purposes of recharge.

         Section 1.02. Agreement means this agreement together with all amendments thereto.

         Section 1.03. Customer means any person who purchases Products from
Distributor.

         Section 1.04.  Territory means the following geographic area or areas:
worldwide.

         Section 1.05. Exclusive Territory means the cellular geographic territory as set forth in Exhibit A appended hereto.

                                   ARTICLE II
                           APPOINTMENT OF DISTRIBUTOR

         Section 2.01.  Appointment.

                  (a) Supplier hereby appoints Distributor as Supplier's
distributor of Products in the Territory and as Supplier's exclusive distributor of Products in the Exclusive Territory, and Distributor accepts that appointment. In the event that Distributor maintains a mean average sales and activation and pin redemption level of 5,000 Activation Cards per month during any consecutive two month period commencing after the first three months of this
Agreement, Distributor shall continue to be a distributor on an exclusive basis in the Exclusive Territory in the subsequent two month period. In the event that
Distributor does not maintain a mean average sales and activation pin redemption level of 5,000 Activation Cards per month during such subsequent two month period, Distributor shall be a distributor on a non-exclusive basis in the
Exclusive Territory in the subsequent two month period. Supplier, to the extent that it is legally permitted to do so, (i) shall not appoint any distributor or servicer in the Exclusive Territory for the Products other than Distributor,
(ii) shall not knowingly sell Products to any person other than Distributor or a party designated by Distributor for use or resale within the Exclusive
Territory, and (iii) shall use its best efforts to prevent any party other than
Distributor from seeking customers for the Products in the Exclusive Territory, from establishing any branch, office or relationship related to the distribution of Products in the Exclusive Territory, or from maintaining any distribution depot, office or relationship with respect to the Products in the Exclusive
Territory; however, Supplier may continue to provide supplies to its presently existing distributors and may continue to market and do everything necessary to further increase its customers and distributors until such time that Distributor activates 5000 customers, upon which event, Supplier shall not enter into an any new agreements to provide supplies to any new distributors during such exclusivity period. During the term of such exclusivity period as shall actually come into effect and remain in effect pursuant to this Agreement, Distributor shall not enter into an agreement with any other carrier to act as a distributor of any other Prepaid Products for any wireless service. This limitation is for the New York market only as described in Exhibit A. Furthermore, this limitation does not pertain to any Prepaid wireline services. The parties acknowledge that each party has existing agreements with third party telecommunications companies, and that each party is permitted to continue to operate under such agreements. Except as set forth in this Agreement, nothing in this Section shall be interpreted as any restriction on Supplier or Distributor from implementing their respective business models in providing their own prepaid cellular/wireless services and products.

                  (b) If, notwithstanding Section 2.01(a), Supplier sells any
Product which is eventually resold in the Exclusive Territory (other than a sale to Distributor or a party designated by Distributor) and Supplier had reason to know at the time of its sale of that Product that such resale was likely to occur, Supplier shall, immediately after the trigger sale is contracted (which shall be the resale of the Product in the Exclusive Territory or the sale immediately preceding the use of the Product in the Exclusive Territory), pay to
the Distributor twenty five percent (25%) of the price of that Product under this Agreement at the time that the trigger sale was contracted, which payment shall represent a recapture of certain losses and/or costs, including advertising and capital expenditures, made or incurred by Distributor. Nothing contained in this Section shall affect any other right or remedy which
Distributor may have pursuant to this Agreement.

         Section 2.02. Relationship of Parties. Distributor is an independent contractor and is not the legal representative or agent of Supplier for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise. Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

         Section 2.03. Sale of Products by Distributor. Distributor agrees to exercise its reasonable commercial efforts to develop the market for the
Products in the Territory and shall offer, advertise, demonstrate and otherwise promote the sale of Products in the Territory.

         Section 2.04. Branding and Advertising. Distributor shall be entitled, at its sole discretion, during the term of the distributorship created by this
Agreement and any extension thereof, to brand and advertise the Products as a product of Distributor or to advertise and hold itself out as an authorized
Distributor of the Products. At all times during the term of the distributorship created by this Agreement and any extension thereof, Distributor shall have the right, with approval from supplier but not the obligation, to use the trademarks of Supplier in all advertisements and other activities conducted by Distributor to promote the sale of the Products. Distributor shall not otherwise, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to Supplier's trademarks. Notwithstanding the foregoing, Distributor agrees to include on all Products and advertisements for the Products a legible and easily detectable legend to the effect of "Network Services provided by Prepaid
Plus" or similar language, subject to the approval of Supplier which shall not be unreasonably withheld; provided, however, that the size, style and location of such legend shall be at the approval of both parties.

         Section 2.05. New Products. If Supplier now or hereafter manufactures or distributes, or proposes to manufacture or distribute, any product substantially similar to the Products other than the Products, Supplier shall immediately notify Distributor of that fact and of all details concerning that product. If the new products are directly or indirectly a replacement or substitute of the Products, Distributor may request from Supplier distribution rights for that product in the Territory, or any portion thereof, and if so requested, Supplier shall grant such distribution rights to Distributor on terms and conditions no less favorable than those provided in this Agreement with respect to Products.

         Section 2.07. Confidential Information. Written technical data, drawings, plans and engineering in technical instructions pertaining to the
Products are recognized by Distributor to be secret and confidential and to be the property of Supplier. Those items shall at all times and for all purposes be held by Distributor in a confidential capacity and shall not, without the prior written consent of Supplier, (i) be disclosed by Distributor to any person, firm or corporation, excepting those salaried employees of Distributor who are required to utilize such items in connection with the sale, inspection, repair or servicing of Products during the term of the distributorship created by this
Agreement or any extension thereof, or (ii) be disclosed to any person, firm or corporation, or copied or used by Distributor, its employees or agents at any time following the expiration or termination of the distributorship created by this Agreement or any extension thereof, except where such use is necessary in order to maintain or service Products still covered by the warranty provisions of Article IV at the time of such expiration or termination. Supplier may require as a condition to any disclosure by Distributor pursuant to this Section that any salaried employee to whom disclosure is to be made sign a secrecy agreement, enforceable by Supplier, containing terms satisfactory to Supplier.

                                   ARTICLE III
                     TERMS OF PURCHASE AND SALE OF PRODUCTS

         Section 3.01. Supply of Product. Supplier shall maintain and provide
Distributor the opportunity to purchase the full demand for Products
(specifically excluding any type of cellular handsets) in the Exclusive
Territory, and a sufficient amount with respect to the Territory.

         Section 3.02.  Purchase Price.  The initial prices to Distributor for
Products are:

o        a price of $10.00 for the Activation Card $10;
o        a price of $22.50 for the Prepaid Plus Coupon for $30 (110 anytime minutes); and
o        a price of $37.50 for the Prepaid Plus Coupon for $50 (260 anytime minutes).

In the event that Distributor purchases and activates 7,500 Activation Cards in the previous calendar month, then the discounted prices shall be:

o        a price of $10.00 for the Activation Card $10;
o        a price of $21.00 for the Prepaid Plus Coupon for $30 (110 anytime minutes); and
o        a price of $35.00 for the Prepaid Plus Coupon for $50 (260 anytime minutes).

           Section 3.03 Initial Purchase. Distributor shall purchase no less than 2500 activation cards as an initial purchase to be purchased in accordance with section 3.05 of this agreement. Such purchase must be made within 2 days of the execution of this agreement. Failure to make such purchase will render this agreement in its entirety null and void terminating all rights and obligations of both parties without recourse of any party against the other.

           Section 3.04. Price Changes. Supplier shall not change prices or discounts applicable to the Products without thirty day written notice to
Distributor. Phone prices fluctuate with market supply and demand. Distributor shall be able to purchase from Supplier any phone at a cost of $5.00 less than
Suppliers normal published price. This $5.00 discount does not apply to any sales or clearance specials.

         Section 3.05. Upon delivery and acceptance of Products, Distributor shall pay for such products on a cash on delivery basis. Supplier will supply
Distributor with as many non-active recharge cards as Distributor requires. Any card shall be made active within 10 minutes after receipt of proper confirmation of payment for such cards Payment shall be made in United States dollars by wire transfer to a bank account as directed in writing by Supplier to Distributor.
Supplier shall furnish the Products by email or other means, as reasonably requested by Distributor.

                                   ARTICLE IV
                                   WARRANTIES

         Section 4.01.  Warranty.

                  (a) Supplier warrants that all Products, more specifically the pin numbers, sold or furnished pursuant to this Agreement by Supplier to
Distributor will be functional, and shall perform in the manner for which they were designed, subject to Section 7.01.

                  (b) Distributor shall, on behalf of Supplier, replace all
Products sold by Distributor (whether such Products are located within or outside the Territory) which are or become defective within the terms of the warranty set forth in Section 4.01. Supplier shall, free of charge, promptly replace Products withdrawn by Distributor from its inventory to replace
Products, which are defective within the terms of the above warranty or, at
Supplier's option, reimburse Distributor for the purchase price paid by
Distributor for such Products.

                                    ARTICLE V
                                    INDEMNITY

         Section 5.01. Patent and Copyright. Supplier warrants and represents that the Products, any other materials supplied by Supplier pursuant hereto, and the Trademarks and designs used in connection therewith, shall not infringe any patent, copyright, trademark or other similar proprietary right of the parties in the Territory. Supplier shall indemnify and hold Distributor and
Distributor's Customers for Products harmless from all loss, expense or damages, of whatever nature, which may be incurred by Distributor or Distributor's
Customers as a result of any claims or actions for infringement of patents, copyrights, trademarks or similar proprietary rights that might be brought against Distributor or Distributor's Customers in connection with, or as a consequence of, the sale or use of Products, or such other materials supplied by
Supplier pursuant hereto, in the Territory. That indemnification, without limitation thereto, shall include attorneys' fees and other costs of defense.
Supplier, at its sole expense, shall defend all such claims and actions against
Distributor or Distributor's Customers, whether brought informally or through court or administrative procedures; provided, however, that Distributor or the affected Customer of Distributor shall have the right of approval of counsel in all situations and, further, that Distributor or the affected Customer of
Distributor shall be consulted regarding settlement of any such claim before a settlement agreement is finalized.

                                   ARTICLE VI
                              TERM AND TERMINATION

         Section 6.01. Term. The distributorship created by this Agreement shall be effective for an initial term of five years from the date of this Agreement, and shall continue for successive periods of one year thereafter; provided, however, that either party may terminate the distributorship created by this
Agreement at any time following its initial term, with for cause, by mailing written notice of such termination to the other party not less than ninety days prior to the effective date of such termination.

         Section 6.02. Termination. Either party may terminate this Agreement, effective upon the delivery of written notice of such termination to the other party, if: (i) the other party becomes insolvent, is generally not paying its debts as such debts become due, makes an assignment for the benefit of creditors, is the subject of any voluntary or involuntary case commenced under the federal bankruptcy laws, as now constituted or hereafter amended (which, in the case of involuntary bankruptcy, is not dismissed within 90 business days), or of any other proceeding under other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors, has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property, or is the subject of any dissolution or liquidation proceeding; or
(ii) there is a continued and material breach by the other party of any of the terms and conditions of this Agreement, provided that the party not at fault has given the other party 30 business days prior written notice of such breach, such other party has not remedied the breach and it is possible for the defaulting party to take such remedial action; or (iii) failure of Distributorship to achieve and maintain the standards for attaining exclusivity distributorship rights pursuant to this Agreement.

         Section 6.03. Effect of Termination. Notwithstanding anything to the contrary in this Agreement, no expiration or termination of this Agreement by either party shall affect any rights or obligations of either party (i) which are vested pursuant to this Agreement as of the effective date of such expiration or termination, or (ii) which are pursuant to ARTICLE IV of this
Agreement (with respect to Products still under warranty), or (iii) any other provisions intended by the parties to survive such expiration or termination.
Except for the provisions for payment under Sections 2.01(b) and 3.04, and except for Articles IV and V of this Agreement which shall survive the termination of this Agreement, this Agreement, this Agreement shall be terminated without further notice, liability, or penalty by either party.

                                   ARTICLE VII
                                     GENERAL

         Section 7.01. Force Majeure. Neither party shall be liable for any delay or failure to perform hereunder due to floods, riots, strikes, freight embargoes, acts of God, acts of war or hostilities of any nature, laws or regulations of any government (whether foreign or domestic, federal, state, county or municipal) or any other similar cause beyond the reasonable control of the party affected, including due to interruptions of services provided by third party telecommunications carriers and similar cause. A party relying on such an event to excuse its performance hereunder shall immediately notify the other party in writing of the nature of that event and the prospects for that party's future performance and shall thereafter, while that event continues, respond promptly and fully in writing to all requests for information from the other party relating to that event and those prospects. If performance by either party is delayed more than thirty days due to such event or series of events, the other party may rescind any outstanding orders and terminate this Agreement, effective immediately, without liability.

         Section 7.02.  Waivers and Amendments.

                  (a) The delay or failure by either party to exercise or
enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                  (b) No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against which it is sought to be enforced.

         Section 7.03. Severability. The failure of either party to insist, in any one or more instances, on the performance of any terms or conditions of this
Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing party with respect thereto shall continue in full force and effect. In the event that any party to this Agreement is nevertheless found to have waived any of its rights under this Agreement, such waiver or waivers shall not constitute a continuing waiver as to any rights under this Agreement and shall not affect that party's rights to later fully enforce any provision of this Agreement.

         Section 7.04. Entire Agreement. This Agreement, including the exhibit annexed hereto, constitutes the entire agreement and understanding between the parties and supersedes all previous communications, memoranda, understandings or agreements, either oral or written, between the parties with respect to the subject matter hereof. This Agreement may only be modified or amended by written agreement signed by both parties.

         Section 7.05. Successors and Assigns. This Agreement is of a personal nature and, therefore, neither this Agreement nor the grants granted hereunder may be assigned or transferred by either party, except upon the prior written consent of the other party. This Agreement shall otherwise inure to the benefit of and shall be binding upon the parties and permitted successors and assigns.
In the event of sale of substantially all of the assets of Supplier, a change in control in the ownership or the management of Supplier, or other form of reorganization, Distributor shall be entitled, at its sole discretion, to a right of first refusal in the purchase of the assets or equity of Supplier.

         Section 7.06. Written Communications. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid delivery, and shall be deemed to have been duly given upon actual receipt.
Notices to the parties shall be delivered to the address set forth on the first page of this Agreement or at such other address as shall be designated by such party in a written notice to the other party.

         Section 7.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         Section 7.08. Effect of Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 7.09. Attorneys' Fees. If either party commences any action or proceeding against the other party to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding and in connection with enforcing any judgment or order thereby obtained.

         Section 7.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of New York.  This Agreement shall be enforced in the courts located in the City, County and State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives.

PREPAID PLUS LLC                          CELLCOM TECH, INC.

By:  /s/ Mark K. Feldman                  By:  /s/ Hay Abeckaser
   --------------------------------          --------------------------------

Authorized Person:  Mark K. Feldman       Authorized Person:  Hay Abeckaser
                  -----------------

Title:  V.P.                              Title:  President
      -----------------------------

                                    EXHIBIT A

[image of New York Metro Cellular Coverage]